EXHIBIT 23.1A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012 relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company's ability to continue as a going concern), appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 28, 2013